For Immediate Release

Media:
Thomas Furr
Smart Online, Inc.
919-765-5000
tfurr@smartonline.com

Smart Online Provides First Quarter Update

Smart Online Achieves Revenue Growth of 648%

RESEARCH TRIANGLE PARK, N.C., August 2, 2006 — Smart Online today reported results for the first quarter ended March 31, 2006.

Michael Nouri, chief executive officer and president of Smart Online, stated, “During the first quarter of 2006, we substantially increased our revenue 648% over the same period for 2005. We believe our acquisition strategy is paying off with top line revenue growth along with new and enhanced products for our OneBiz platform. In addition to our revenue growth, we launched our new OneBiz platform Sales Force Automation (SFA) and Customer Relationship Management (CRM) product which should position us to take advantage of the growing small business Software-as-a-Service (SaaS) market. We are committed to leveraging our expertise and significant investments to date, and we will continue to execute our business plan going forward in 2006.”

For the first quarter of 2006 revenue increased 648% with total revenue of approximately $1,896,000 compared to approximately $253,000 for the same period last year. Net loss attributable to common stockholders for the first quarter was approximately $1,599,000 or $0.11 per share, compared to approximately $294,000 or $0.02 per share, for the same period last year. This net loss is primarily attributable to the following expenses: (1) approximately $470,000 of non-recurring legal expense related to the ongoing SEC action as well as our own internal investigation, (2) a non-cash charge of approximately $257,000 related to our expensing of options, and (3) a non-cash amortization expense of intangible assets from the two acquisitions closed in the fourth quarter of 2005 of approximately $289,000. The expenses relating to these three items amount to approximately $1,016,000, or approximately $0.07 per share. There were no comparable charges in the first quarter of 2005 for these expenses.

About Smart Online, Inc.

Smart Online Inc. (SOLN), a pioneer of Web-native applications, offers a private-label syndicated online business platform that enables Web delivery of applications and services used to start and grow small businesses. In 1999, Smart Online converted its business applications to a Software-as-a-Service (SaaS) Web delivery model. Today, the company markets its Web-based business applications to customers via its private-labeling its syndicated software services to Fortune 2000 corporations in the financial services, media, manufacturing and telco industries. These companies private-label and add to their Web sites Smart Online’s applications to enable their existing business customers, and new customers, to run their businesses more efficiently without the upfront capital typically required for integrated business software and IT resources. To learn more go to http://www.smartonline.com.

The tables attached to this release are an integral part of the release and should be read in conjunction with this release.

Smart Online, the Smart Online logo, and OneBiz are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other marks belong to their respective owners.

Forward-Looking Statements

Statements in this press release that are “forward-looking statements,” which includes non-recurring revenue, plans to begin to generate revenue from sales of subscriptions for our improved product are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, delays in development schedules, changes in market conditions, product announcements by other companies, our ability to raise capital to increase our sales and marketing budget and customer perception of the value of our enhanced products. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2005 and the 10Q, copies of which may be obtained on the Web site of the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Smart Online on the date hereof. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

(tables follow)

Balance Sheet
(unaudited)

		As of
	March 31, 2006		December 31, 2005
Current Assets	$2,519,197		$2,615,290
Total Assets	$14,238,320		$14,558,079
Current Liabilities	$(6,688,498)		$(4,922,159)
Long-Term Obligations	$(1,196,549)		$(2,963,289)
Total Liabilities	$(7,885,047)		$(7,885,448)
Total Stockholder’s Equity (Deficit)	6,353,273		6,672,631

Statement of Operations
(unaudited)

	Three Months Ended
	March 31, 2006	March 31, 2005
Revenue	$1,895,669	$253,238
Operating Expenses	$2,999,084	$1,068,995
Loss from Operations	$(1,452,347)	$(847,484)
Net Loss Attributed to Common Stockholders	$(1,598,923)	$(294,145)
Net Loss per Share – Basic and Diluted	$(0.11)	$(0.02)
Number of Shares Used in Per Share Calculation	14,984,228	11,829,610